                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                     CONTACT: Dennis Craven
                                                   Vice President and Controller
                                                   RFS Hotel Investors, Inc.
                                                   (901) 767-7005



             RFS HOTEL INVESTORS ANNOUNCES 2000 DIVIDEND ALLOCATION

Memphis, TN, January 25, 2001 - RFS Hotel Investors (NYSE: RFS), a hotel real estate investment trust with a portfolio of 60 hotels, announced today that the characterization of 2000 dividends on its common shares for income tax reporting purposes are as follows:

              PAID        DIVIDENDS        ORDINARY      RETURN OF
             DATES        PER SHARE         INCOME        CAPITAL        GAIN (1)
             -----        ---------         ------        -------        --------
            2/15/00        $0.3850          98.66%          1.34%          0.00%
            5/15/00        $0.3850          98.66%          1.34%          0.00%
            8/15/00        $0.3850          98.66%          1.34%          0.00%
           11/15/00        $0.3850          75.43%          1.35%         23.22%

         (1) Of this amount, 1.09% represents a capital gain and 22.13% represents a Sec. 1250 Recapture.

RFS Hotel Investors, Inc.'s CUSIP number is 749555J108. No part of the dividends in 2000 represented foreign taxes.

Registered shareholders holding common stock of RFS Hotel Investors at anytime during the year will receive an Internal Revenue Service form 1099-DIV from Sun Trust Bank, the Company's dividend paying agent. The form will report the gross dividends paid with respect to 2000. If your shares were held in "street name" during 2000, the IRS form will be provided by the bank, brokerage firm, or other nominee holding your shares. The information set forth above will be necessary in order to properly report the Company's dividends on your federal income tax return. The laws governing state taxation of REIT distribution may vary, and may not be the same as those governing your federal income taxes. Because federal and state tax laws affect individuals differently, the Company cannot advise shareholders on how distributions should be reported on their individual tax returns.

RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 60 hotels with approximately 8,700 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment, Leading brands under which RFS hotels are operated include Sheraton(R), Residence Inn by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 45% of its EBITDA from full service hotels, 30% from extended stay hotels, and 25% from limited service hotels. Additional information can be found on the Company's web site at www.rfshotel.com.